EXHIBIT 10.3

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

ASHFORD TRS VI CORPORATION,
a Delaware corporation

ASHFORD HOSPITALITY SELECT, INC.,
a Maryland corporation

and

ASHFORD HOSPITALITY SELECT LIMITED PARTNERSHIP,
a Delaware limited partnership

February 18, 2015

TABLE OF CONTENTS
Page
ARTICLE I BASIC TRANSACTION1
Section 1.1Basic Transaction 1
Section 1.2Consideration 2
Section 1.3Omitted. 2
Section 1.4Further Action 2
ARTICLE II CLOSING PROCEDURES3
Section 2.1Conditions to Closing 3
Section 2.2Documents to be Delivered at Closing 4
Section 2.3Termination of the Offering 6
Section 2.4Effect of Termination 6
Section 2.5Closing Costs 6
Section 2.6Tax Withholding 6
ARTICLE III REPRESENTATIONS AND WARRANTIES OF ASHFORD SELECT ENTITIES 6
Section 3.1Organization of the Ashford Select Entities 6
Section 3.2Authority 6
Section 3.3Noncontravention 6
Section 3.4Litigation 7
Section 3.5Limited Activities 7
Section 3.6No Other Representations and Warranties 7
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER7
Section 4.1Organization of Seller, Purchased Entity and Subsidiary Entities 7
Section 4.2Authorization of Transaction 7
Section 4.3Authority to Conduct Business 8
Section 4.4Noncontravention 8
Section 4.5No Encumbrances 8
Section 4.6No Other Agreements to Sell 9
Section 4.7Title to Assets 9
Section 4.8Compliance With Laws 9
Section 4.9Licenses and Permits 9
Section 4.10Environmental Matters 10
Section 4.11Taxes 10

i

Section 4.12Litigation 10
Section 4.13No Insolvency Proceedings 10
Section 4.14Existing Loan 10
Section 4.15Material Documents 11
Section 4.16No Other Representations and Warranties 11
ARTICLE V COVENANTS11
Section 5.1Covenants of Seller 11
Section 5.2Commercially Reasonable Efforts 12
Section 5.3Covenants of the Ashford Select Entities. 12
ARTICLE VI TAX MATTERS13
Section 6.1Tax Returns 13
Section 6.2Cooperation 14
Section 6.3Transfer Taxes 14
Section 6.4Tax Contests 14
ARTICLE VII INDEMNITY OBLIGATIONS 15
Section 7.1Indemnity 15
Section 7.2Notice of Claims 17
Section 7.3Third Party Claims 17
Section 7.4Procedure for Indemnification 17
Section 7.5Expiration 18
Section 7.6Limitations on Indemnification 18
Section 7.7Exclusive Remedy 18
ARTICLE VIII GENERAL PROVISIONS18
Section 8.1Additional Definitions 18
Section 8.2Tax Agreement 20
Section 8.3Amendment 20
Section 8.4Entire Agreement; Counterparts; Applicable Law 20
Section 8.5Assignability 20
Section 8.6Titles 20
Section 8.7Third Party Beneficiary 20
Section 8.8Severability 20
Section 8.9Equitable Remedies 20
Section 8.10Attorneys’ Fees 21

Section 8.11Notices 21
Section 8.12Computation of Time 21
Section 8.13Survival 22
Section 8.14Time of the Essence 22

List of Schedules and Exhibits
Exhibits
Exhibit A – Property and Ownership Table
Exhibit B - Formation Transactions
Exhibit C - List of Subsidiaries Entities
Exhibit D - Form of Assignment and Assumption Agreement
Schedules
Schedule 4.14 – Existing Loan
Schedule 7.1 – Retained Ashford Trust Guaranteed Obligations

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 18th day of February, 2015 by and between ASHFORD TRS VI CORPORATION, a Delaware corporation (“ASHFORD TRS VI”, and also referred to herein as “Seller”), ASHFORD HOSPITALITY SELECT, INC., a Maryland corporation (“Ashford Select”), and ASHFORD HOSPITALITY SELECT LIMITED PARTNERSHIP, a Delaware limited partnership (“Ashford Select OP”, and together with Ashford Select, the “Ashford Select Entities”).
WHEREAS, the Seller owns the equity interest (the “Equity Interest”) set forth on Exhibit A in the entity (the “Purchased Entity”) set forth on Exhibit A hereto, which Purchased Entity directly or indirectly owns the hotel property (the “Property”) identified on Exhibit A;
WHEREAS, the Seller desires to sell the Equity Interest in the Purchased Entity and Ashford Select OP desires to acquire the Equity Interest in the Purchased Entity from Seller;
WHEREAS, the transactions contemplated by this Agreement and certain other structuring transactions to be completed prior to or on the Closing Date as set forth on Exhibit B (collectively the “Formation Transactions”) are in connection with a proposed private placement (the “Offering”) of Ashford Select Class A common stock.
NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and other terms and the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Ashford Select Entities agree as follows:

ARTICLE I
BASIC TRANSACTION
Section 1.1    Basic Transaction.
(a)    Upon and subject to the terms and conditions contained in this Agreement, at the Closing (as hereinafter defined), Seller shall sell, assign, set over and transfer, absolutely and unconditionally, to Ashford Select OP all of Seller’s right, title and interest in and to the Equity Interest, in each case, free and clear of all Encumbrances except as set forth in Section 4.5, in exchange for the consideration set forth in Section 1.2; and Ashford Select OP shall accept such assignment by Seller. From and after the Closing Date, Ashford Select OP shall be bound by terms of the organizational documents governing the Purchased Entity and shall undertake, assume punctually and faithfully perform, pay or discharge when due and otherwise in accordance with their respective terms, all agreements, covenants, conditions, obligations and liabilities of Seller with respect to the Purchased Entity on or after the Closing Date. The “Closing Date” shall mean the date on which the Closing occurs, which shall be the same date as the closing of the Offering, unless otherwise agreed upon by the parties.
(b)    This Agreement shall serve as notice to the partners, manager, or members, as the case may be, of the Purchased Entity of the transfer of Seller’s Equity Interest, and such partners, manager or members, as the case may be, of the Purchased Entity consents to, and agrees and acknowledges that all requirements and conditions for such transfer and the admission of Ashford Select OP as a substituted partner or member have been satisfied or otherwise waived in accordance with the terms of the organizational documents governing Seller’s Equity Interest.
(c)    All of the parties hereto agree that, as a result of the assignment and assumption hereunder, for purposes of the organizational documents governing Seller’s Equity Interest, Ashford Select OP shall be a substituted limited partner or member, as the case may be, of the Purchased Entity.
Section 1.2    Consideration.
(a)    Closing Consideration. At the Closing, and subject to the terms and subject to the conditions set forth in this Agreement, as consideration for the sale by Seller of the Equity Interest, Ashford Select OP agrees to pay to Seller total consideration of $17,771,822 (the “Purchase Price”), payable as follows:
(i)    A cash sum of $7,109,270; and
(ii)    assumption of $10,662,552 in existing debt secured by the Property;
(b)    Post-Closing Adjustments. At the Closing, Seller will receive a credit to the cash portion of the Purchase Price in an amount equal to the net working capital (i.e., Seller’s working capital assets less working capital liabilities (including, Taxes for the current tax year) of the Property as of the Closing Date, including, without limitation, capital and FF&E reserves, Tax reserves or other cash amounts or reserves held by or on behalf of Seller. For a period of six (6) months following the Closing Date (or such longer period in order to obtain current year real estate and personal property tax bills, if applicable), the parties shall work together in good faith to true-up the credit provided in this Section 1.2(b).
Section 1.3    Omitted.
Section 1.4    Further Action. If, at any time after the Closing Date, Ashford Select OP shall determine or be advised that any deeds, bills of sale, assignments (including intellectual property assignments), certificates, affidavits, consents, assurances or other actions or items are necessary or desirable to vest, perfect or confirm of record or otherwise transfer the right, title or interest in or to the Equity Interest sold by Seller to Ashford Select OP and all rights and privileges associated with the Property, Seller shall execute and deliver all such deeds, bills of sale, assignments (including any intellectual property assignments), certificates, affidavits, consents, and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in or to the Equity Interest or otherwise to carry out this Agreement; provided, that Seller shall not be obligated to take any action or execute any document if the additional actions or documents impose additional liabilities, obligations, covenants, responsibilities, representations or warranties on Seller that are material in nature and are not contemplated by this Agreement or reasonably inferable by the terms hereof.
ARTICLE II
CLOSING PROCEDURES
Section 2.1    Conditions to Closing.
(c)    Conditions to Each Party’s Obligations. The obligation of each party to effect the sale contemplated by this Agreement and to consummate the other transactions contemplated hereby on the Closing is subject to the satisfaction or written waiver of the following conditions:
(i)    The closing of the Offering shall have occurred prior to or simultaneously with the closing of the transactions contemplated hereby.
(ii)    The Formation Transactions shall have been consummated not later than the Closing Date.
(iii)    All consents and approvals of Governmental Authorities or third parties, including the waiver of any applicable right of first offer or right of first refusal with respect to the Equity Interest or the Property and any consent or approval required under any Existing Loan Documents (as hereinafter defined), necessary for the parties hereto to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of any party hereto to consummate the transactions contemplated by this Agreement) shall have been obtained or waived in writing.

(iv)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Government Authority of competent jurisdiction be pending that seeks the foregoing.
(d)    Conditions to Obligations of the Ashford Select Entities. The obligations of the Ashford Select Entities are further subject to the satisfaction of the following conditions (any of which may be waived in writing by the Ashford Select Entities in whole or in part):
(i)    Except as would not have a material adverse effect on the business of the Ashford Select Entities, the Purchased Entity or any subsidiary of the Purchased Entity listed on Exhibit C (each, a “Subsidiary Entity”) or the Property, the representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of such earlier date). This Section 2.1(b)(i) shall in no way limit, and shall be subject to, the provisions of Section 7.1.
(ii)    Seller shall have executed and delivered each of the closing documents identified in Section 2.2(a) to the Ashford Select Entities, along with any other agreements or instruments reasonably necessary to consummate the transfer of the Equity Interest to Ashford Select OP (collectively, the “Seller Closing Documents”).
(e)    Conditions to the Obligations of Seller. The obligations of Seller are further subject to the satisfaction of the following conditions (any of which may be waived in writing by Seller in whole or in part):
(i)    Except as would not have a material adverse effect on the business of Seller, the representations and warranties of the Ashford Select Entities contained in this Agreement shall be true and correct as of the Closing Date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of such earlier date).
(ii)    The applicable Ashford Select Entities shall have executed and delivered each of the closing documents identified in Section 2.2(b) to Seller, along with any other agreements or instruments reasonably necessary to consummate the transfer of the Purchase Price to Seller (collectively, the “Ashford Select Closing Documents”).
Section 2.2    Documents to be Delivered at Closing.
(a)    Seller Closing Documents. On the Closing Date, Seller shall execute, acknowledge where deemed desirable or necessary by the Ashford Select Entities, and deliver to the Ashford Select Entities, in addition to any other documents mentioned elsewhere herein, the following Seller Closing Documents:
(i)    An assignment, assumption and admission agreement (“Assignment Agreement”) substantially in the form of Exhibit F attached hereto executed by Seller, assigning the Equity Interest of such Purchased Entity held by Seller to Ashford Select OP with Purchased Entity acknowledging the admission of Ashford Select OP as the successor to Seller’s Equity Interest in the Purchased Entity and further acknowledging the admission of Ashford Select OP as a partner or member of such Purchased Entity.
(ii)    A closing certificate which shall be in a form satisfactory to the Ashford Select Entities and which shall reaffirm (subject to Section 2.1(b)(i)), the accuracy of all representations and warranties in all material respects and the satisfaction in all material respects of all covenants made by Seller in Articles IV and V hereof.
(iii)    A certified copy of all corporate resolutions, consents or partnership actions authorizing the execution, delivery and performance by Seller of this Agreement and the Seller Closing Documents.
(iv)    True, correct and complete copies of all organizational documents of the Purchased Entity and each Subsidiary Entity.
(v)    An affidavit certifying that neither Seller nor the Purchased Entity or any Subsidiary Entity is a “foreign person”, as that term is defined by Section 1445 of the Code.
(vi)    All documents required by any lender, manager or franchisor in connection with the transfer of the Equity Interest by Seller.
(vii)    All leases, management agreements, book and records, service contracts and other material documents relating to the operation of the Properties.
(viii)    Any other documents reasonably necessary to assign, transfer and convey the Equity Interest and effectuate the transactions contemplated hereby.
(b)    Ashford Select Closing Documents. On the Closing Date, the Ashford Select Entities shall execute, acknowledge where deemed desirable or necessary by Seller, and deliver to Seller, (or cause to be executed, acknowledged or delivered) in addition to any other documents mentioned elsewhere herein, the following Ashford Select Closing Documents:
(v)    A closing certificate which shall be in a form satisfactory to Seller and which shall reaffirm (subject to Section 2.1(c)(i)), the accuracy of all representations and warranties in all material respects and the satisfaction in all material respects of all covenants made by the Ashford Select Entities in Articles III and V hereof.
(vi)    A certified copy of all appropriate corporate resolutions or partnership actions authorizing the execution, delivery and performance by the Ashford Select Entities of this Agreement and the Ashford Select Closing Documents.
(vii)    An executed counterpart to the Assignment Agreement.
(viii)    All documents required by any lender, manager or franchisor in connection with the transfer of the Equity Interest, including the Replacement Guarantees (as hereinafter defined).
(ix)    Any other documents reasonably necessary to assign, transfer and convey the Purchase Price to Seller and effectuate the transactions contemplated hereby.
Section 2.3    Termination of the Offering.
(a)    If at any time the Ashford Select Entities or the placement agent for the Offering determine in good faith to terminate the Offering, Ashford Select OP will so advise Seller in writing, whereupon this Agreement shall terminate effective as of the date such notice is delivered.
Section 2.4    Effect of Termination. In the event of termination of this Agreement for any reason, all obligations on the part of all parties to this Agreement shall terminate, except as otherwise provided herein.
Section 2.5    Closing Costs. Ashford Select OP shall pay and/or reimburse Seller for all of the closing costs, third party fees and third party expenses, including, but not limited to, banking fees, accounting fees, legal fees, assumption fees, transfer taxes and any other costs and expenses of Seller arising from the transfer of the Equity Interest pursuant to this Agreement (collectively, “Closing Costs”), excluding any income Tax liability incurred by Seller in connection therewith.
Section 2.6    Tax Withholding. Ashford Select OP shall be entitled to deduct and withhold, from the Purchase Price payable pursuant to this Agreement to Seller, such amounts as Ashford Select OP is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ASHFORD SELECT ENTITIES
As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Ashford Select Entities hereby makes to Seller each of the representations and warranties set forth in this Article III.

Section 3.1    Organization of the Ashford Select Entities. Each Ashford Select Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of such entity’s organization.
Section 3.2    Authority. Each Ashford Select Entity has full right, authority, power and capacity to: (i) enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of it pursuant to this Agreement, including without limitation, the Ashford Select Closing Documents; and (ii) carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by any Ashford Select Entity pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Ashford Select Entity, each enforceable in accordance with its respective terms.
Section 3.3    Noncontravention. The execution, delivery and performance of this Agreement and each such agreement, document and instrument by each Ashford Select Entity: (A) does not and will not violate the organizational documents of the Ashford Select Entities; (B) does not and will not violate any foreign, federal, state, local or other Law applicable to the Ashford Select Entities, or require the Ashford Select Entities to obtain any approval, consent or waiver of, or make any filing with, any Person or authority (governmental or otherwise) that has not been obtained or made (or will not have been obtained or made on or before the Closing) or which does not remain in effect; and (C) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, Lien, lease, permit, authorization, Order, writ, judgment, injunction, decree, determination or arbitration award to which any Ashford Select Entity is a party or by which the property of the Ashford Select Entity is bound or affected, in the case of each of (A), (B) and (C), in any manner that challenges or would reasonably be expected to impair the ability of the Ashford Select Entities to execute or deliver or materially perform its obligations under this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.
Section 3.4    Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Ashford Select Entities, threatened against the Ashford Select Entities, that challenges or would reasonably be expected to impair the ability of the Ashford Select Entities to execute or deliver or materially perform its obligations under this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.
Section 3.5    Limited Activities. Except for activities in connection with the Offering, the Formation Transactions or in the ordinary course of business, the Ashford Select Entities have not engaged in any material business or incurred any material obligations.
Section 3.6    No Other Representations and Warranties. Other than the representations and warranties expressly set forth in this Article III, the Ashford Select Entities shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
As a material inducement to the Ashford Select Entities to enter into Agreement and to consummate the transactions contemplated hereby, Seller hereby makes to the Ashford Select Entities each of the representations and warranties set forth in this Article IV.
Section 4.1    Organization of Seller, Purchased Entity and Subsidiary Entities. Seller, Purchased Entity and each Subsidiary Entity is duly organized, validly existing and in good standing under the laws of the respective jurisdiction of such entity’s organization, and is qualified to do business in each jurisdiction in which the operation of its business makes such qualification necessary or desirable.
Section 4.2    Authorization of Transaction. Subject to the receipt of third-party consents (or waivers) as required as a condition to closing pursuant to Section 2.1(a)(iii), Seller has full right, authority, power and capacity to: (i) enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Seller pursuant to this Agreement, including, without limitation, the Seller Closing Documents; (ii) carry out the transactions contemplated hereby and thereby; and (iii) transfer, sell and deliver the Equity Interest to Ashford Select OP upon payment therefor in accordance with this Agreement. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Seller pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Seller, each enforceable in accordance with its respective terms.
Section 4.3    Authority to Conduct Business. Purchased Entity and each Subsidiary Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Purchased Entity and each Subsidiary Entity has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the property owned and used by it. Seller has delivered, or has caused to be delivered, to the Ashford Select Entities correct and complete copies of the partnership or limited liability company agreement, as applicable, of Purchased Entity and each Subsidiary Entity, as amended to date (each, an “Operating Agreement”). Neither the Purchased Entity nor any Subsidiary Entity is in default under or in violation of any provision of its Operating Agreement.
Section 4.4    Noncontravention. Subject to the receipt of third-party consents (or waivers) as required as a condition to Closing pursuant to Section 2.1(a)(iii), the execution, delivery and performance of this Agreement and each additional agreement, document and instrument to be executed and delivered by or on behalf of Seller pursuant to this Agreement, including, without limitation, the Seller Closing Documents: (A) does not and will not violate the Operating Agreement of the Purchased Entity, any Subsidiary Entity or Seller’s partnership agreement, limited liability agreement or bylaws, as applicable; (B) does not and will not violate any foreign, federal, state, local or other Law applicable to the Purchased Entity or Seller, or require the Purchased Entity or Seller to obtain any approval, consent or waiver of, or make any filing with, any Person or authority (governmental or otherwise) that has not been obtained or made or which does not remain in effect; and (C) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, Lien, lease, permit, authorization, Order, writ, judgment, injunction, decree, determination or arbitration award to which the Purchased Entity, any Subsidiary Entity or Seller is a party or by which the property of the Purchased Entity, any Subsidiary Entity or Seller is bound or affected, or result in the creation of any Encumbrance on the Purchased Entity, any Subsidiary Entity or the Equity Interest of Seller.
Section 4.5    No Encumbrances. As of the Closing Date, Seller will be the beneficial and record holder of the Equity Interest, and indirectly, the Subsidiary Entities, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state (“Blue Sky Laws”)), claim, Lien, pledge, voting agreement, option, charge, security interest, mortgage, deed of trust, encumbrance, rights of assignment, purchase rights or other rights of any nature whatsoever of any third party (collectively, “Encumbrances”) other than Liens created by the Existing Loan, and as of the Closing Date, will have the full power and authority to convey the Equity Interest free and clear of any Encumbrances, and upon delivery of the Assignment Agreement by Seller conveying the Equity Interest and receipt by Seller of the Purchase Price as herein provided, Ashford Select OP will acquire good and valid title thereto, free and clear of all Encumbrances. Seller owns, directly or indirectly, one hundred percent (100%) of the partnership or membership interests, as applicable, in the Purchased Entity, and Exhibit A is true, correct and complete. The Equity Interest has been duly authorized and validly issued, is fully paid and non-assessable, and there is no requirement for any additional capital contributions to the Purchased Entity or any Subsidiary Entities. The Purchased Entity has not issued any outstanding partnership, LLC membership or other equity ownership interests and the Purchased Entity has no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understanding of any character obligating the Purchased Entity to (i) issue, deliver or sell, or cause to be issued, delivered or sold, additional equity ownership interests in the Purchased Entity or any securities or obligations convertible into or exchangeable for ownership interests in the Purchased Entity; or (ii) grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding.
Section 4.6    No Other Agreements to Sell. Seller represents that it has made no agreement with, and will not enter into any agreement with, and has no obligation (absolute or contingent) to, any other Person or firm to sell, transfer or in any way encumber the Equity Interest or to not sell the Equity Interest, or to enter into any agreement with respect to a sale, transfer or Encumbrance of or put or call right with respect to the Equity Interest.
Section 4.7    Title to Assets. The Purchased Entity or any Subsidiary Entity holding title to the Property (each, an “Owner”), has good and marketable or indefeasible fee simple title to the Property. The Property is free and clear of all Encumbrances other than the operating lease, management agreement, existing tenant leases, franchise agreement and all matters recorded in the real property records of the county where the Property is located and/or that would be shown on an accurate current survey of the Property. Neither the Purchased Entity nor any Subsidiary Entity owns nor has any interest in any assets or liabilities that is unrelated to the Property or the Existing Loan.

Section 4.8    Compliance With Laws. The Purchased Entity and each Subsidiary Entity has conducted its business in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the condition, financial or otherwise, or the earnings or business affairs of the Purchased Entity, any Subsidiary Entity or the Property.
Section 4.9    Licenses and Permits. The Purchased Entity and each Subsidiary Entity possesses such certificates, authorities or permits issued by the appropriate state or federal agencies or bodies necessary to conduct the business conducted by it except where failure to have any such certificates, authorities or permits would not have a material adverse effect on such entity. None of Seller, Purchased Entity or any Subsidiary Entity has received any written notice of proceedings relating to the revocation or modification or any such certificate, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would materially and adversely affect the condition, financial or otherwise, or the earnings or business affairs of the Purchased Entity, any Subsidiary Entity or the Property.
Section 4.10    Environmental Matters. Except for matters disclosed in the most recent Phase I environmental reports delivered to Ashford Select OP, (a) to Seller’s knowledge, Seller, Purchased Entity and each Subsidiary Entity is in compliance with all Environmental Laws and (b) neither Seller, Purchased Entity nor any Subsidiary Entity has received any written notice from any Governmental Authority or third party alleging that Seller, Purchased Entity or any Subsidiary Entity is not in compliance with applicable Environmental Laws. The representations and warranties contained in this Section 4.10 constitute the sole and exclusive representations and warranties made by Seller concerning environmental matters.
Section 4.11    Taxes. (i) All Taxes (including, but not limited to, real estate Taxes due and owing with respect to the Property and personal property Taxes) required to be paid by the Purchased Entity or Subsidiary Entity on or before the date hereof have been paid and all Tax Returns required to be filed on or before the date hereof (taking into account any extensions to file previously received) by or on behalf of the Purchased Entity or any Subsidiary Entity have been timely filed and such returns were true, correct and complete in all material respects when filed; and (ii) there is no action, suit or proceeding pending against or threatened with respect to the Purchased Entity, any Subsidiary Entity or the Property in respect of any Tax, nor is any claim for additional Tax asserted by the Purchased Entity or any Subsidiary Entity nor are any federal, state and local income or franchise Tax Returns of the Purchased Entity or any Subsidiary Entity the subject of any audit or examination by any taxing authority. Neither the Purchased Entity nor any Subsidiary Entity has executed or filed with the Internal Revenue Service or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes.
Section 4.12    Litigation. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against the Purchased Entity or any Subsidiary Entity or that affects the Property, which if adversely determined, would reasonably be expected to have a material adverse effect on the condition, financial or otherwise, or the earnings or business affairs of the Purchased Entity, Subsidiary Entity or the Property. There is no action, suit, or proceeding pending or, to the knowledge of Seller, threatened against Seller which challenges or impairs the ability of Seller to execute or deliver, or materially perform its obligations under this Agreement or to consummate the transactions hereby. Seller has not received notice of any condemnation or eminent domain proceeding.
Section 4.13    No Insolvency Proceedings. No bankruptcy or similar insolvency proceeding has been filed, or is currently contemplated, with respect to Seller, the Purchased Entity or Subsidiary Entities.
Section 4.14    Existing Loan. Schedule 4.14 sets forth a true, correct and complete list, as of the date hereof, of all loans presently encumbering the Property, Purchased Entity or any Subsidiary Entities that will exist at and after the closing (collectively, the “Existing Loan”), together with the outstanding balance of each such Existing Loan. Other than the outstanding balance set forth with respect to each Existing Loan on Schedule 4.14 and any accrued interest on the Existing Loan, there are no other amounts outstanding under any Existing Loan. No monetary default (beyond applicable notice and cure periods) by any party exists under any of the Existing Loan and the documents entered into in connection therewith (collectively, the “Existing Loan Documents”) and no material non-monetary default (beyond applicable notice and cure periods) by any party exists under any of such Existing Loan Documents. True, correct and complete copies of all Existing Loan Documents have been provided by Seller to the Ashford Select Parties.
Section 4.15    Material Documents. (a) The organizational documents provided by or on behalf of the Seller to the Ashford Select Entities for each Purchased Entity and Subsidiary Entity are true, correct and complete and there are no other governing documents for such entities; (ii) the financial statements provided by or on behalf of the Seller to the Ashford Select Entities for each Purchased Entity, Subsidiary Entity and Property are true, correct and complete in all material respects and disclose all material liabilities, including all material contingent liabilities; and (iii) all leases, management agreements, book and records, service contracts and other material documents relating to the operation of the Properties provided by or on behalf of the Seller to the Ashford Select Entities are true, correct and complete in all material respects.
Section 4.16    No Other Representations and Warranties. Other than the representations and warranties expressly set forth in this Article IV or in Seller Closing Documents, Seller shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.
ARTICLE V
COVENANTS
Section 5.1    Covenants of Seller. From the date hereof through the Closing Date, except as otherwise provided for or as contemplated by this Agreement, the Formation Transactions or the other agreements, documents and instruments contemplated hereby, Seller shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause each of the Purchased Entity and Subsidiary Entities to conduct its business and operate and maintain the Property in the ordinary course of business consistent with past practice, pay debt obligations as they become due and payable (except as may be being contested in good faith and in a commercially prudent manner), and use commercially reasonable efforts to preserve intact current business organizations and preserve relationships with lenders and others having business dealings with it, in each case consistent with past practice. From the date hereof through the Closing Date, except as otherwise provided for or as contemplated by this Agreement, the Formation Transactions or other agreements, documents and instruments contemplated hereby or thereby, Seller shall not:
(a)    sell, transfer or otherwise dispose of all or any portion of the Equity Interest;
(b)    (i) issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for the Equity Interest or make any other changes to the equity capital structure of the Purchased Entity or the Subsidiary Entities, or (ii) purchase, redeem or otherwise acquire the Equity Interest;
(c)    issue, deliver, sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or other encumbrance of, any limited liability company or partnership interests or other Equity Interest of the Purchased Entity or the Subsidiary Entities, the Property or other assets of the Purchased Entity or the Subsidiary Entities;
(d)    amend, modify or terminate any lease, contract or other instruments relating to the Property, except on an arms-length basis, on market terms, and in the ordinary course of business consistent with past practice;
(e)    take or omit to take any action to cause any Lien to attach to the Equity Interest, the equity interest in any Subsidiary Entity, or the Property, except for the Existing Loan;
(f)    mortgage, pledge, hypothecate, encumber (or permit to become encumbered) all or any portion of the Equity Interest, the equity interest in any Subsidiary Entities or the Property, except for the Existing Loan;
(g)    amend the operating or partnership agreement of the Purchased Entity or any Subsidiary Entity, except in connection with the Formation Transactions;
(h)    materially alter the manner of keeping the books, accounts or records or the accounting practices therein reflected, of the Purchased Entity or any Subsidiary Entity, except in connection with the Formation Transactions;
(i)    adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization with respect to Seller, Purchased Entity or any Subsidiary Entity, except in connection with the Formation Transactions;
(j)    violate or knowingly cause or permit the Purchased Entity or any Subsidiary Entity to violate in any material respect, or fail to use commercially reasonable efforts to cure any material violation of any Existing Loan Documents, the organizational documents of the Purchased Entity or Subsidiary Entities, or applicable Laws; or
(k)    authorize, commit or agree to take any of the foregoing actions.

Section 5.2    Commercially Reasonable Efforts. Seller and the Ashford Select Entities shall use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement and (b) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.
Section 5.3    Covenants of the Ashford Select Entities.
(a)    As used in this Section 5.3, “Existing Guarantees” means any (i) guaranty or environmental indemnity relating to the Existing Loan, or (ii) guaranty of any contractual obligations relating to any management agreement or franchise agreement of the Property, to which Ashford Hospitality Trust, Inc. (“Ashford Trust”), Ashford Hospitality Limited Partnership (“Ashford Trust OP”) or any of their Affiliates that is not the Purchased Entity or a Subsidiary Entity (collectively, an “Ashford Trust Guarantor”) is a party. Except for the Existing Guarantees relating to the management agreements and franchise agreements described on Schedule 7.1 attached hereto, effective as of the Closing Date, Ashford Select and/or Ashford Select OP shall become a party to the Existing Guarantees or enter into replacement guaranties or environmental indemnities, as applicable, in substantially the form of the Existing Guarantees (collectively, “Replacement Guarantees”) with respect to all obligations covered therein. The parties acknowledge and agree that (i) Ashford Trust Guarantor shall not be released as of the Closing Date from the Existing Guarantees as to contractual obligations arising from and after the Closing Date relating to the management agreements and franchise agreements described on Schedule 7.1 attached hereto (the “Retained Ashford Trust Guaranteed Obligations”), (ii) Ashford Select Entities shall not enter into Replacement Guarantees at Closing covering the Retained Ashford Trust Guaranteed Obligations, (iii) Ashford Select Entities agree that Ashford Select Entities will enter into Replacement Guarantees covering the Retained Ashford Trust Guaranteed Obligations at such time as the managers and/or franchisors agree to release Ashford Trust Guarantors from the Retained Ashford Trust Guaranteed Obligations, and (iv) Ashford Select Entities agree to indemnify and hold harmless Ashford Trust Guarantor with respect to the Retained Ashford Trust Guaranteed Obligations pursuant to Section 7.1(c) hereof.
ARTICLE VI
TAX MATTERS
Section 6.1    Tax Returns. The following provisions shall govern the allocation of responsibility and payment of Taxes as between the Ashford Select Entities and Seller for certain Tax matters following the Closing Date:
(a)    Seller shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable approval of the Ashford Select Entities, all Tax Returns for each of the Purchased Entity and Subsidiary Entities for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date. The Ashford Select Entities hereby recognize Seller’s authority to execute and file, on behalf of the Purchased

Entity and Subsidiary Entities, all such Tax Returns (and agrees to take all action necessary to ensure such authorization in conformity with applicable Law and principles of good governance generally). To the extent not otherwise paid by the Seller to the appropriate taxing authority, Seller shall reimburse the applicable Ashford Select Entity for Taxes of the Purchased Entity or Subsidiary Entity with respect to all such Tax Returns within fifteen (15) Business Days after payment by an Ashford Select Entity and/or the Purchased Entity or Subsidiary Entity of such Taxes. All such Tax Returns shall be prepared in a manner that is consistent with the past custom and practice of the Purchased Entity, except as required by a change in applicable Law.
(b)    The Ashford Select Entities shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable approval of Seller, any Tax Returns of the Purchased Entity and any Subsidiary Entities for Tax periods which begin before the Closing Date and end after the Closing Date. The Seller shall pay to the applicable Ashford Select Entity, within fifteen (15) Business Days before the date on which Taxes are to be paid with respect to such periods, an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date. For purposes of this Section 6.1(b) and Section 7.1(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Purchased Entity or the Subsidiary Entities, as applicable.
(c)    The Ashford Select Entities shall prepare and cause to be prepared and file or cause to be filed all other Tax Returns of any of the Purchased Entity or any Subsidiary Entities.
Section 6.2    Cooperation. The Ashford Select Entities, each of the Purchased Entity, Subsidiary Entities and Seller agree to retain all books and records with respect to Tax matters pertinent to the Purchased Entity and Subsidiary Entities, and their respective assets or business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any Ashford Select Entity, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority. The Seller shall give the Ashford Select Entities reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any Ashford Select Entity so requests, Seller shall allow Ashford Select Entities to take possession of such books and records at such Ashford Select Entity’s expense.
Section 6.3    Transfer Taxes. All sales, use and transfer taxes, bulk transfer taxes, deed taxes, conveyance fees, documentary and recording charges and similar taxes imposed as a result of the transactions contemplated by this Agreement, together with any interest, penalties or additions to such transfer taxes or attributable to any failure to comply with any requirement regarding Tax Returns (“Transfer Taxes”), shall be paid by the Ashford Select Entities. The Ashford Select Entities and Seller shall cooperate in filing all necessary Tax Returns under applicable Law with respect to Transfer Taxes.
Section 6.4    Tax Contests. The Ashford Select Entities shall inform the Seller of the commencement of any audit, examination or proceeding (“Tax Contest”) relating in whole or in part to Taxes for which any Ashford Select Entity may be entitled to indemnity from Seller hereunder. With respect to any Tax Contest for which Seller acknowledges in writing that Seller is liable under Article VII for any and all Losses relating thereto, Seller shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest; provided, however, that (x) Seller shall promptly notify the Ashford Select Entities in writing of any intention to control such Tax Contest, (y) in the case of a Tax Contest relating to Taxes of any of the Purchased Entity or Subsidiary Entities for a Tax period that includes but does not end on the Closing Date, the Seller and Ashford Select Entity shall jointly control all proceedings taken in connection with any such Tax Contest and (z) if any Tax Contest could reasonably be expected to have an adverse effect on any Ashford Select Entity, any of the Purchased Entity, Subsidiary Entities or any of their Affiliates in any Tax period beginning after the Closing Date, the Tax Contest shall not be settled or resolved without the relevant Ashford Select Entity consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if notice is given to Seller of the commencement of any Tax Contest and Seller does not, within ten (10) Business Days after notice is given by an Ashford Select Entity, give notice to such Ashford Select Entity of its election to assume the defense thereof (and in connection therewith, acknowledge in writing the indemnification obligation hereunder of Seller), Seller shall be bound by any determination made in such Tax Contest or any compromise or settlement thereof effected by the Ashford Select Entity. The failure of an Ashford Select Entity to give reasonably prompt notice of any Tax Contest shall not release, waive or otherwise affect Seller’s obligation with respect thereto except to the extent that Seller can demonstrate actual loss and prejudice as a result of such failure. The Ashford Select Entities and the Purchased Entity and Subsidiary Entities shall use their reasonable efforts to provide Seller with such assistance as may be reasonably requested by Seller in connection with a Tax Contest controlled solely or jointly by Seller.
ARTICLE VII
INDEMNITY OBLIGATIONS
Section 7.1    Indemnity.
(b)    From and after the Closing Date, each party hereto (each of which is an “Indemnifying Party”) shall indemnify and hold harmless the other party and its Affiliates (each of which is an “Indemnified Party”) from and against any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever (each, a “Claim”), including amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Party in connection with or as a result of any breach of a representation, warranty or covenant of the Indemnifying Party contained in this Agreement or in any schedule, exhibit, certificate or affidavit or any other agreement, document or instrument delivered by the Indemnifying Party pursuant to this Agreement (to the extent not known by Indemnified Party prior to Closing Date). In addition (a) Ashford Select Entities shall jointly and severally indemnify Seller and hold it harmless from and against any Losses arising from the operation of the business of any Ashford Select Entity, the Purchased Entity or the Subsidiary Entities, or the ownership and operation of the assets of such entities for the period from and after the Closing, and (b) Seller shall indemnify Ashford Select Entities, the Purchased Entity and the Subsidiary Entities and hold them harmless from and against any Losses arising from the operation of the business of Seller, the Purchased Entity or the Subsidiary Entities, or the ownership and operation of the assets of such entities for the period prior to the Closing; provided, however, that: (i) the Ashford Select Entities shall not have any obligation under this Article to indemnify any Indemnified Party against any Losses to the extent that such Losses arise by virtue of Seller’s breach of this Agreement, gross negligence, willful misconduct or fraud; and (ii) no Seller shall have any obligation under this Article to indemnify any Indemnified Party against any Losses to the extent that such Losses arise by virtue of (A) any diminution in value of the Property, or (B) any Ashford Select Entity’s breach of this Agreement, gross negligence, willful misconduct or fraud; and
(c)    (%3) Seller shall indemnify each of the Ashford Select Entities, the Purchased Entity and the Subsidiary Entities and hold them harmless from and against all Losses arising from: (A) all Taxes of the Purchased Entity, Subsidiary Entities and the Property for all Tax periods ending on or before the Closing Date, (B) with respect to any Tax period including but not ending on the Closing Date, all Taxes of the Purchased Entity, Subsidiary Entities and the Property attributable to the portion of such Tax period that ends on and includes the Closing Date, and (C) all Taxes of any Person imposed on the Purchased Entity or Subsidiary Entities as a transferee or successor, by contract or pursuant to any Law (including, but not limited to, Treasury Regulations Section 1.1502-6 and V.T.C.A., Tax Code, Chapter 171) with respect to obligations or relationships existing on or prior to the Closing Date or by agreements entered into or transactions entered into on or prior to the Closing Date.
(i)    Seller shall have no liability for any Taxes or Losses with respect to Taxes that are attributable to any transaction outside the ordinary course of business of the Purchased Entity or Subsidiary Entities entered into by any Ashford Select Entity or its Affiliates or at the direction of any Ashford Select Entity or its Affiliates that occurs on or after the Closing.

(ii)    Seller shall have no liability to any Ashford Select Entity for any Losses attributable to Taxes with respect to (A) any Tax period beginning after the Closing Date, or (B) any portion of a straddle period (a Tax period which includes but does not end on the Closing Date) beginning after the Closing Date.
(d)    From and after the Closing Date, the Ashford Select Entities shall jointly and severally indemnify and hold harmless each Ashford Trust Guarantor from and against any and all Losses and Claims related to any Retained Ashford Trust Guaranteed Obligations, and such indemnification obligation shall continue until all debt or management or franchise obligations associated with the Retained Ashford Trust Guaranteed Obligations have been paid and satisfied in full or Ashford Trust Guarantor has been fully released from such Retained Ashford Trust Guaranteed Obligations. From and after the Closing Date, Ashford Trust Guarantor shall indemnify and hold harmless Ashford Select Entities from and against any and all Losses and Claims related to any Replacement Guaranties with respect to any liabilities covered thereunder that relate to the period prior to the Closing, and such indemnification obligation shall continue until all debt or management or franchise obligations associated therewith have been paid and satisfied in full or Ashford Select Entities have been fully released therefrom.
Section 7.2    Notice of Claims. At the time when any Indemnified Party learns of any potential Claim against the Indemnifying Party it will promptly give written notice (a “Claim Notice”) to the Indemnifying Party; provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to such Indemnified Party giving rise to such Claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by Law, such Indemnified Party shall deliver to the Indemnifying Party, promptly after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to claims asserted by third parties (“Third Party Claims”). Any Indemnified Party may at its option demand indemnity under this Article VII as soon as a Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as such Indemnified Party shall in good faith determine that such claim is not frivolous and that such Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.
Section 7.3    Third Party Claims. The Indemnifying Party shall be entitled, at its own expense, to assume and control the defense of any Claims based on Third Party Claims, through counsel chosen by the Indemnifying Party and reasonably acceptable to such Indemnified Party (or any Person authorized by such Indemnified Party to act on its behalf), if it gives written notice of its intention to do so to such Indemnified Party within 30 days of the receipt of the applicable Claim Notice; provided, however, that such Indemnified Party may at all times participate in such defense at its expense. Without limiting the foregoing, in the event that the Indemnifying Party exercises the right to undertake any such defense against a Third Party Claim, such Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party (unless prohibited by Law), at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in such Indemnified Party’s possession or under such Indemnified

Party’s control relating thereto as is reasonably required by the Indemnifying Party. No compromise or settlement of such Third Party Claim may be effected by either such Indemnified Party, on the one hand, or the Indemnifying Party, on the other hand, without the other’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (ii) each Indemnified Party that is party to such other claim is released from all liability with respect to such other claim.
Section 7.4    Procedure for Indemnification. Upon determination of the amount of a Claim that is binding on both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall, within ten (10) days of the date such amount is determined, pay the amount of such Claim by wire transfer of immediately available funds to an account designated by the Indemnified Party.
Section 7.5    Expiration.
(a)    Subject to the limitations set forth in Section 7.5(b) below, all representations, warranties, covenants and agreements (including those relating to indemnification in Section 7.1) made herein shall survive the Closing Date.
(b)    All representations, warranties and covenants of the Indemnifying Party contained in this Agreement shall survive until twelve months after the Closing Date (the “Expiration Date”); provided, however, the representations and warranties set forth in Section 4.11 with respect to Taxes and Section 4.16 with respect to material documents shall survive until the expiration of the applicable statute of limitations for making a claim for such matters. If written notice of a claim in accordance with the provisions of this Article VII has been given prior to the Expiration Date, then the relevant representation, warranty and covenant shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived.
Section 7.6    Limitations on Indemnification.
(a)    Except as provided in subparagraph (b) below, Seller shall have no liability under Section 7.1 for any Losses hereunder (i) unless and until the aggregate total amount of all such Losses for which Seller would, but for this provision, be liable exceeds, on a cumulative basis, $1,000,000.00, and (ii) in excess of, on a cumulative basis, eight percent (8%) of the Purchase Price.
(b)    The limitations in subparagraph (a) above shall not apply to any Losses resulting from Claims made under Section 7.1(b)(i).
Section 7.7    Exclusive Remedy. In furtherance of the foregoing, the Indemnified Parties hereby waive to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the Indemnifying Party arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Article VII. The foregoing sentence shall not limit the Indemnified Party’s right to specific performance or injunctive relief in connection with the breach by the Indemnifying Party of the provisions of this Agreement.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1    Additional Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:
(a)    “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, for purposes of this Agreement, Ashford Select and Ashford Select OP are deemed not to be Affiliates of Ashford Trust or Seller.
(b)    “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas.
(c)    “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.
(d)    “Environmental Law” means all federal, state and local Laws governing pollution or the protection of human health or the environment.
(e)    “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
(f)    “Law” means laws, statutes, rules, regulations, codes, Orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.
(g)    “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, Encumbrances and security interests of any kind or nature whatsoever.
(h)    “Order” means any order, writ, judgment, injunction, decree, ruling, assessment, stipulation, determination or award entered by or with any court or other Governmental Authority or arbitrator.
(i)    “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(j)    “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest or (ii) (A) 10% or more of the voting power of the voting capital stock or other equity interest or (B) 10% or more of the outstanding voting capital stock or other voting equity interest of such corporation, partnership, limited liability company, joint venture, trust or other legal entity.
(k)    “Taxes” means all federal, state, local and foreign income, property, withholding, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to tax with respect thereto.
(l)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
Section 8.2    Tax Agreement. Omitted.
Section 8.3    Amendment. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.
Section 8.4    Entire Agreement; Counterparts; Applicable Law. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas without giving effect to the conflict of law provisions thereof.
Section 8.5    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect.
Section 8.6    Titles. The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.
Section 8.7    Third Party Beneficiary. No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, Affiliate, stockholder, partner, director, officer or employee of any party hereto or any other Person.

Section 8.8    Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by a party to effect such replacement.
Section 8.9    Equitable Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Texas (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.]
Section 8.10    Attorneys’ Fees. In connection with any litigation or a court proceeding arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorneys’ fees and legal assistants’ fees and costs whether incurred prior to trial, at trial or on appeal.
Section 8.11    Notices. Any notice or demand which must or may be given under this Agreement or by law shall, except as otherwise provided, shall be in writing and shall be deemed to have been given (i) five (5) Business Days following sending by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one (1) Business Day following sending by overnight delivery via a national courier service and, if each case, addressed to a party at the following address for such party.
(a) in the case of a notice to any Ashford Select Entity, at the following address and telecopy number:
Ashford Hospitality Select Limited Partnership
c/o Ashford Hospitality Advisors LLC
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attention: Chief Operating Officer
Phone: (972) 496-9600
Fax: (972) 490-9605

(b) in the case of a notice to Seller, at the following address and telecopy number:
Ashford TRS VI Corporation

c/o Ashford Hospitality Trust, Inc.

14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Phone: (972) 490-9600
Fax: (972) 490-9605

(c) in each case, with a copy to:
Andrews Kurth LLP
1717 Main Street, Suite 1700
Dallas, TX 75201
Attention: Muriel C. McFarling
Section 8.12    Computation of Time. Any time period provided for herein which shall end on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. of the next full Business Day. All times are Central Standard Time.
Section 8.13    Survival. It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of Seller and the Ashford Select Entities set forth in this Agreement shall survive the consummation of the transactions contemplated hereby as set forth in Section 7.5(b).
Section 8.14    Time of the Essence. Time is of the essence with respect to all obligations of Seller, and the Ashford Select Entitles under this Agreement.
[Signature Pages to Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the Agreement to be duly executed on its behalf, as of the date first above written.
SELLER:

ASHFORD TRS IV CORPORATION

By: /s/ DERIC EUBANKS
Name: Deric Eubanks
Title: President

ASHFORD SELECT ENTITIES:

ASHFORD HOSPITALITY SELECT, INC.

By: /s/ DAVID BROOKS
Name: David Brooks
Title: Chief Operating Officer and General Counsel

ASHFORD HOSPITALITY SELECT LIMITED PARTNERSHIP

By:	Ashford OP Select General Partner LLC, its general partner

By: /s/ DAVID BROOKS
Name: David Brooks
Title: Vice President

[Signature Page to the Purchase and Sale Agreement - Jacksonville]

Exhibit A
Property

Property	Seller	Purchased Entity	Equity Interest	Assignee	Relationship to Property
Residence Inn Jacksonville, 10551 Deerwood Park Blvd Jacksonville, FL	Ashford TRS VI Corporation	RFS SPE 2000 LLC	100% member interest	Ashford Select OP
Ashford TRS VI Corporation owns 100% of RFS SPE 2000 LLC, which owns (a) 100% of Ashford Jacksonville IV GP LLC, which owns a 0.5% GP interest in, (b) and a 99.5% limited partnership interest in, Ashford Jacksonville IV LP, which owns 100% of the Residence Inn Jacksonville.

Exhibit A-1

Exhibit B
Formation Transactions

Exhibit B-1

Exhibit C
List of Subsidiaries of Purchased Entity

Purchased Entity	Subsidiary Entities
RSF SPE 2000 LLC	Ashford Jacksonville IV GP LLC Ashford Jacksonville IV LP

Exhibit C-1

Exhibit D
Form of Assignment and Assumption Agreement

Exhibit D-1

SCHEDULE 4.15
Existing Loan

1.
Loan in the original principal amount of $10,800,000 made by German American Capital Corporation, as lender, to Ashford Jacksonville IV LC, as borrower, on December 20, 2013 with respect to the Residence Inn, Jacksonville, Florida, having an outstanding principal amount as of the Closing Date of $10,651,706.

Schedule 4.15 - 1

SCHEDULE 7.1
Retained Ashford Trust Guaranteed Obligations

1.
Franchise Agreement with respect to Residence Inn by Marriott located at 10551 Deerwood Park Blvd., Jacksonville, Florida, dated May 21, 2007, between Marriott International, Inc. and Ashford TRS Jacksonville IV LLC, as amended.

Schedule 7.1 - 1